Exhibit 99.1

Gain Therapeutics Reports Financial Results for the Fourth Quarter and Year End 2024 and Provides Corporate Update

First Analysis from Phase 1b Study of GT-02287 in Parkinson’s Disease Expected in Q2 2025

BETHESDA, Md., March 27, 2025 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today reported financial results for the fourth quarter and year ended December 31, 2024, and provided a corporate update.

“2024 was a year of significant progress for Gain, as we made important advancements related to both the scientific understanding and clinical development of our lead candidate GT-02287, in development for the treatment of Parkinson’s disease with or without GBA1 mutation,” said Gene Mack, President and CEO of Gain. “Building upon this momentum in 2025, we have recently initiated dosing in our Phase 1b trial of GT-02287 and look forward to sharing results from a first analysis of the study anticipated for the end of the second quarter of 2025. We believe the observations from this analysis will mark a significant value inflection point for the GT-02287 program and importantly, inform the planning of our Phase 2 study during the second half of 2025. At the same time, we are working towards expanding GT-02287 clinical development to the U.S. and continue to have productive dialogue with the FDA. We look forward to providing continued updates on our progress as we aim to achieve these milestones throughout the year.”

Fourth Quarter 2024 and Recent Corporate Highlights

Pipeline Updates

●	First participant dosed in the Phase 1b trial of GT-02287 in Parkinson’s disease. First analysis is anticipated at the end of the second quarter 2025.
●	Presented new clinical data from a Phase 1 study of GT-02287 in healthy volunteers that demonstrated favorable safety and tolerability, plasma exposure in the projected therapeutic range, CNS exposure, and target engagement with a statistically significant >50% increase in glucocerebrosidase (GCase) activity among those receiving GT-02287 at clinically relevant doses during the Michael J. Fox Foundation’s 16th Annual Parkinson’s Disease Therapeutics Conference in October 2024 in New York, NY.
●	Presented preclinical data elucidating a broader impact on the biology of Parkinson’s disease than was previously understood to be associated with GT-02287 stabilization and modulation of GCase, including important observations of its role in supporting mitochondrial health at the Society for Neuroscience 2024 conference in October 2024 in Chicago, IL.
●	Presented a poster highlighting the use of the Company’s Magellan™ drug discovery platform to identify allosteric inhibitors targeting discoidin domain receptor 2 at the 36th EORTC-NCI-AACR Symposium in October 2024 in Barcelona, Spain.

Corporate Updates

●	Gene Mack was appointed President and Chief Executive Officer effective January 6, 2025. Gianluca Fuggetta assumed the role of Senior Vice President Finance and Principal Financial Officer.
●	Announced formation of Clinical Advisory Board composed of leading experts in Parkinson’s disease to support the advancement of GT-02287 through late-stage clinical development.
●	Commenced pre-Investigational New Drug (IND) engagement with U.S. Food and Drug Administration (FDA) in preparation for expansion of GT-02287 Phase 2 clinical development to include the United States.

Upcoming Anticipated Milestones

●	First analysis from Phase 1b trial evaluating GT-02287 in Parkinson’s disease patients expected at the end of Q2 2025.
●	IND submission to FDA expected by year end 2025.

Year End 2024 Financial Results

Research and development (R&D) expenses decreased by $0.7 million to $10.8 million for year ended December 31, 2024, as compared to $11.5 million for the year ended December 31, 2023. The decrease in research and development expenses was primarily related to higher recognition of research grant income principally comprised of a tax credit for eligible research and development expenses in Australia. These increases were partially offset by higher costs during 2024 associated with the Phase 1 clinical trial of the Company’s lead program compound GT-02287 for the treatment of Parkinson’s disease.

General and administrative (G&A) expenses decreased by $1.2 million to $9.6 million for the year ended December 31, 2024, as compared to $10.8 million for the year ended December 31, 2023. The decrease in general and administrative expenses was primarily attributable to lower personnel and stock-based compensation costs.

Net loss for the year ended December 31, 2024, was $20.4 million, or $0.89 per share, basic and diluted, compared to $22.3 million, or $1.71 per share, basic and diluted, for the year ended December 31, 2023. The decrease in net loss for 2024 compared to 2023 was primarily attributable to decreases in R&D expenses of $0.7 million and G&A expenses of $1.2 million.

Cash, cash equivalent and marketable securities were $10.4 million as of December 31, 2024, compared to $16.8 million as of December 31, 2023.

About GT-02287

Gain Therapeutics’ lead drug candidate, GT-02287, is in clinical development for the treatment of Parkinson’s disease (PD) with or without a GBA1 mutation. The orally administered, brain-penetrant small molecule is an allosteric enzyme modulator that restores the function of the lysosomal enzyme glucocerebrosidase (GCase) which becomes misfolded and impaired due to mutations in the GBA1 gene, the most common genetic abnormality associated with PD, or other age-related stress factors. In preclinical models of PD, GT-02287 restored GCase enzymatic function, reduced aggregated α-synuclein, neuroinflammation and neuronal death, and improved motor function and cognitive performance. Additionally, GT-02287 significantly reduced plasma neurofilament light chain (NfL) levels, an emerging biomarker of neurodegeneration.

Compelling preclinical data in models of both GBA1-PD and idiopathic PD, demonstrating a disease-modifying effect after administration of GT-02287, suggest that GT-02287 may have the potential to slow or stop the progression of Parkinson’s disease.

Gain’s lead program in Parkinson’s disease has been awarded funding support early in its development from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse – Swiss Innovation Agency.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate, GT-02287 is currently being evaluated for the treatment of Parkinson’s disease with or without a GBA1 mutation. Results from a Phase 1 study of GT-02287 in healthy volunteers demonstrated favorable safety and tolerability, plasma exposure in the projected therapeutic range, CNS exposure, and target engagement and modulation of GCase enzyme.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced Magellan™ platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward-Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, statements regarding: the development of the Company’s current or future product candidates including GT-02287; expectations regarding the timing of results from a Phase 1b clinical study for GT-02287; expectations regarding the timing of patient enrollment for a Phase 1b clinical study for GT-02287; the timing of any submissions to the FDA or other regulatory bodies and agencies; and the potential therapeutic and clinical benefits of the Company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s Form 10-K for the year ended December 31, 2024. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Apaar Jammu and Chuck Padala

ajammu@gaintherapeutics.com

chuck@lifesciadvisors.com

Media Contacts:

Russo Partners

Nic Johnson and Elio Ambrosio

nic.johnson@russopartnersllc.com

elio.ambrosio@russopartnersllc.com

(760) 846-9256

Gain Therapeutics, Inc

Consolidated Statements of Operations

	Year Ended December 31,
	2024	2023
Revenues:
Collaboration revenues	$—	$55,180
Other income	—	—
Total revenues	—	55,180

Operating expenses:
Research and development	(10,791,058)	(11,520,613)
General and administrative	(9,559,534)	(10,787,700)
Total operating expenses	(20,350,592)	(22,308,313)

Loss from operations	(20,350,592)	(22,253,133)

Other income (expense):
Interest income, net	357,096	494,234
Foreign exchange gain (loss), net	119,120	(429,346)
Loss before income tax	(19,874,376)	(22,188,245)

Income tax	(536,815)	(79,275)

Net loss	$(20,411,191)	$(22,267,520)

Net loss per shares:
Net loss per share attributable to common stockholders - basic and diluted	$(0.89)	$(1.71)
Weighted average common stock - basic and diluted	22,881,415	13,011,361

Gain Therapeutics, Inc

Consolidated Balance Sheets

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$10,385,863	$11,794,949
Marketable securities	—	4,999,704
Tax credits	271,079	242,577
Prepaid expenses and other current assets	945,536	741,638
Total current assets	11,602,478	17,778,868

Noncurrent assets:
Property and equipment, net	103,619	125,962
Internal-use software	134,268	193,375
Operating lease right-of-use assets	219,715	459,215
Restricted cash	31,695	34,021
Long-term deposits and other noncurrent assets	32,109	17,890
Total noncurrent assets	521,406	830,463
Total assets	$12,123,884	$18,609,331

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$946,259	$1,318,965
Operating lease liability - current	160,913	229,693
Other current liabilities	2,441,761	2,160,366
Deferred grant income - current	252,211	1,122,138
Loans - current	110,177	118,797
Total current liabilities	3,911,321	4,949,959

Noncurrent liabilities:
Defined benefit pension plan	443,623	307,454
Operating lease liability - noncurrent	53,598	229,855
Deferred grant income - noncurrent	47,441	94,786
Loans - noncurrent	328,327	449,053
Total noncurrent liabilities	872,989	1,081,148
Total liabilities	$4,784,310	$6,031,107

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding as of December 31, 2024 and 2023	$—	$—
Common stock, $0.0001 par value: 50,000,000 shares authorized; 27,132,588 and 16,206,680 shares issued and outstanding as of December 31, 2024 and 2023, respectively	2,713	1,621
Additional paid-in capital	88,779,318	73,113,079
Accumulated other comprehensive (loss) income	(247,549)	247,241
Accumulated deficit	(60,783,717)	(38,516,197)
Loss of the period	(20,411,191)	(22,267,520)
Total stockholders’ equity	7,339,574	12,578,224
Total liabilities and stockholders’ equity	$12,123,884	$18,609,331